Exhibit 99.1

Source: Cryomass Technologies May 14, 2024 07:10 ET

CryoMass Announces Sale of First Production Model to be deployed in Canada

DENVER, May 14, 2024 (GLOBE NEWSWIRE) -- CryoMass Technologies Inc. (the “Company” or “CryoMass”) (OTCQB: CRYM), a pioneering leader in cryogenic systems for refinement of trichome- rich crops, today announced the sale of its first production model. As previously announced in January of this year, CryoMass entered into an agreement to sell up to five CryoSift Separators™ (“Units”). The transaction we are announcing today is the first of such Unit sales for CAD$1.62 million, which will be deployed in Canada, marking a significant milestone in the Company's growth trajectory.

Facilitated by a multi-year, multi-party Equipment Lease and Non-Exclusive Patent License agreement between CryoMass, a Special Purpose Vehicle (the buyer) and a Canadian cannabis and hemp operator (the lessee), this transaction enables CryoMass to actively introduce its patented biomass reduction and trichome refinement method and unique benefits to an established market. In addition to the revenue received from the sale of the Unit, CryoMass will receive a recurring revenue stream from processing fees for the life of the agreements. The buyer has 60 days to pay the amount due for the purchase of the Unit.

"Our strategic expansion into Canada's maturing cannabis ecosystem marks the launch of our innovative Equipment Leasing and Patent Licensing Program," said Christian Noël, CEO of CryoMass. "We are thrilled to unveil our CryoSift Separator™ production model and showcase its remarkable capabilities in driving cost savings, generating additional revenue, and delivering unparalleled operational efficiencies. This deployment represents a pivotal opportunity to demonstrate the transformative impact of our disruptive technology to additional customers in Canada who have eagerly awaited its integration into their businesses."

Building on eight years of extensive research and development, and over two years of rigorous testing, CryoMass has engineered a modular production model that enhances performance and versatility. Key enhancements include:

A sectional shaft configuration for the Cryo Auger as a standalone biomass freezing solution for cultivators, improving serviceability, cleaning accessibility, and versatility. The innovative Cryo Auger combines freezing and milling capabilities into a single, efficient step, dramatically reducing biomass volume by 65%. This cutting-edge solution offers immediate storage cost savings, a first-of-its-kind advantage in the industry.

A Biomass Separation and Refinement System divided into two sub-modules, enhancing system ergonomics and achieving higher throughput rates for end users.

Module #1 efficiently separates the biomass, preparing it for subsequent solvent-based extraction processes or further refinement in Module #2.

Module #2 refines the output from Module #1 by isolating the desired trichomes for solventless extract production.

This modular approach offers unparalleled flexibility, allowing cultivators and processors to tailor the system to their specific needs, from biomass reduction for storage and transportation cost savings to comprehensive trichome refinement tailored to different extraction methods and end- product requirements.

"This transaction is the first of many, as we continue to execute on our growth strategy and drive the widespread adoption of our cutting-edge refinement technology," added Noël.

The common stock of CryoMass Technologies Inc. trades on the OTC QB market under the symbol CRYM. For further information, please contact the Company by email at investors@cryomass.com or by telephone at 303-222-8092.

About CryoMass

CryoMass Technologies Inc. develops and licenses cutting-edge equipment and processes to refine harvested cannabis, hemp, and other premium crops. The company’s patented technology harnesses liquid nitrogen to reduce biomass and then efficiently isolate, collect and preserve delicate resin glands (trichomes) containing prized compounds like cannabinoids and terpenes. Building on this technology, CryoMass has engineered its premier Trichome Separation unit (CryoSift Separator™), optimized via patented cryogenic processes to rapidly capture intact, high- value cannabis and hemp trichomes (CryoSift™). Much like sugar and flour refinements, the resulting CryoSift™ concentrate is a superior product compared to unprocessed biomass. For cultivators, reducing biomass into CryoSift™ slashes volume up to 80%, dramatically lowering storage, handling, and transportation costs. Properly stored, CryoSift™ prevents potency and terpene degradation, preserving value. For processors, the minimized input volume also enables considerable cost savings and logistics advantages. Extracting from CryoSift™ using solvents and manufacturing solventless products unlocks industrial scale yields unattainable otherwise. CryoMass anticipates its efficiencies will catalyze industry-wide shifts in cannabis and hemp post- harvest methods. Additionally, the technology shows promise for diverse trichome-rich plants.

This press release is not an offer of securities, or a solicitation for purchase, subscription or sale of securities in the United States of America or in any other jurisdiction in which it would be unlawful to do so.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 that involve known and unknown risks, uncertainties and other factors, including risk factors identified in the Company's SEC filings, and which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, changes in the regulatory environment affecting the sale and use of cannabis or hemp products and of other, potential lines of businesses that the Company will consider entering at a given time, demand for the Company's products, internal funding and the financial condition of the Company, product roll- out, competition, our dependence upon our commercial partners, variations in the global commodities markets and other commercial matters involving the Company, its products and the markets in which the Company operates or seeks to enter, as well as general economic conditions. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Marijuana, as defined in the U.S. Controlled Substances Act, remains a Schedule I drug under the respective act, making it illegal under federal law in the U.S. to, among other things, cultivate, distribute or possess cannabis. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the U.S. may form the basis for prosecution under applicable U.S. federal money laundering legislation. Please carefully review the Company's SEC filings with respect to related risk factor.

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/ee470096-99ff-4dc4-a158- 0e194d567e82